RESIGNATION

February 10, 2009

Board of Directors
Organic To Go Food Corporation

Board of Directors
Organic To Go, Inc.

I hereby resign as a director of Organic To Go Food Corporation and Organic To Go, Inc., effective on the "Closing Date" as defined under the Note Purchase Agreement, dated as of February 19 , 2009 between Organic To Go Food Corporation and W.Health L.P.

DAVE SMITH